Tupperware Brands Corporation Reports Fourth Quarter and Full Year 2021 Results
Enters second half of Turnaround Plan
Delivers growth on top and bottom line in FY21
Building foundation for new channel expansion in FY22

Orlando, FL - February 23, 2022 - Tupperware Brands Corporation (NYSE: TUP), a leading global consumer products company, today reported operating results for the fourth quarter and fiscal year ended December 25, 2021.

As previously announced, in connection with the disposition of certain key brands of the Company’s beauty business, the Company has determined that the necessary criteria have been met to classify these brands as held for sale assets and discontinued operations, beginning in the third quarter of 2021. Accordingly, the presentation below reflects results from continuing operations only.

Full Year 2021 Financial Highlights

•Net sales were $1,602.3 million, an increase of 3% year over year (or 1% on a constant currency basis)
•Gross profit was $1,068.3 million, or 66.7% of net sales
•Income from continuing operations was $155.6 million
•Diluted earnings per share was $2.93
•Adjusted diluted earnings per share (non-GAAP) from continuing operations was $3.25
•Adjusted EBITDA (non-GAAP) from continuing operations was $289.5 million
•Consolidated Net Leverage Ratio was 2.11

Fourth Quarter 2021 Financial Highlights

•Net sales were $394.9 million, a decrease of 12% year over year (or 10% on a constant currency basis)
•Gross profit was $240.9 million, or 61.0% of net sales
•Income from continuing operations was $19.4 million
•Diluted earnings per share was $0.37
•Adjusted diluted earnings per share (non-GAAP) from continuing operations was $0.38, which included a one-time tax item of $(0.11) per share
•Adjusted EBITDA (non-GAAP) from continuing operations was $46.5 million

“We delivered both top and bottom line growth in 2021 despite challenging operating conditions and while continuing to execute on the strategic initiatives of our Turnaround Plan, including making investments in systems, processes and people,” said Miguel Fernandez, President and Chief Executive Officer of Tupperware Brands. “Our strategy has not changed, and we are on track to make our company as big as our brand. I am highly confident in our future trajectory and look forward to 2022 being a year of meaningful expansion.”

“Throughout 2021 we continued to fortify our financial foundation, which supports our steadfast commitment to strengthen the core business while also increasing consumer access to our products through new channels and categories,” said Sandra Harris, Chief Financial Officer and Chief Operations Officer of Tupperware Brands. “We completed the sale of additional non-core assets and refinanced our credit facility at more favorable terms, including a significant rate reduction and increased operational flexibility. We also opened a new global sourcing office in Singapore, which will play a key role in optimizing our supply chain and supporting our expansion into new product lines, enabling the strategic growth of our iconic brand and emerging sub-brands. We are confident we are entering this year on solid footing, well positioned to continue executing against our plan in order to deliver sustainable growth and value to all stakeholders.”

A reconciliation of non-GAAP measures to comparable GAAP measures can be found in the tables included in this release.

Full Year 2021 Operating Results

Total net sales were $1,602.3 million, an increase of 3% (or 1% on a constant currency basis) compared to the prior year period. The impact of COVID-19 on the Company’s financial results for the year was significant, with partial or country-wide lockdowns in various markets affecting operations, particularly in Asia Pacific and Europe. All of the Company’s reportable geographic segments reported year-over-year net sales growth except Asia Pacific, which reported a decrease, driven primarily by lockdowns and disruptions caused by the pandemic. For detailed performance by region, please refer to the segment tables in the appended exhibit.

Gross profit was $1,068.3 million, as compared to $1,053.0 million for the prior year period. Gross margin was 66.7%, as compared to 67.6% for the prior year period. The decrease was driven primarily by higher resin costs and other inflationary pressures, partially offset by operational efficiencies.

Income from continuing operations was $155.6 million, as compared to $110.9 million for the prior year period. Diluted earnings per share was $2.93, as compared to $2.12 for the prior year period. The increase was primarily driven by a lower tax rate.

Adjusted diluted earnings per share (non-GAAP) was $3.25, as compared to $2.15 for the prior year period. The increase was primarily driven by a lower tax rate.

Fourth Quarter 2021 Operating Results

Total net sales were $394.9 million, a decrease of 12% (or 10% on a constant currency basis) compared to the prior year period. The impact of the Omicron variant of COVID-19 on the Company’s financial results in the quarter was significant, with partial or country-wide lockdowns in various markets affecting operations, particularly in Asia Pacific and Europe. During the fourth quarter of 2020, the Company made significant progress in shipment of backlog, which resulted in the recognition of more than $25 million of revenue in the fourth quarter that otherwise would have been recorded in previous quarters. For detailed performance by region, please refer to the segment tables in the appended exhibit.

Gross profit was $240.9 million, as compared to $305.6 million for the prior year period. Gross margin was 61.0%, as compared to 68.2% for the prior year period. The decrease was driven primarily by higher resin costs and other inflationary pressures, operational inefficiencies related to lower volumes, higher inventory reserves, and country and product mix.

Income from continuing operations was $19.4 million, as compared to $27.8 million for the prior year period. Diluted earnings per share was $0.37, as compared to $0.52 for the prior year period. The decrease was primarily driven by lower volumes and higher resin costs, partially offset by a lower tax rate.

Adjusted diluted earnings per share (non-GAAP) was $0.38, as compared to $0.22 for the prior year period. The increase was primarily driven by a lower tax rate, partially offset by volume loss.

New Credit Facility and Liquidity

During the fourth quarter of 2021, the Company completed a refinancing of its credit facilities by entering into a new, $880 million secured credit facility. The new facility consists of a five-year, $480 million revolving credit facility, and a five-year, $400 million term loan. The new facility (in its entirety) carries an interest rate of LIBOR plus 200 basis points, extends maturity by 2.5 years to 2026, and increases liquidity by approximately $100 million through a higher level of revolver capacity. In addition, the new facility (in its entirety) is fully prepayable at any time and resets financial covenants to enhance operating flexibility, including capital allocation flexibility and leverage ratio calculation on a net basis (allowing for up to $100 million of cash to be applied toward total debt balances). As of December 25, 2021, the Company was in compliance with its financial covenants under its Credit Agreement, with a Consolidated Net Leverage Ratio of 2.11.

Non-Core Assets

As previously announced, due to the sale or pending sale of certain key brands of the Company’s beauty business, the Company has determined that these dispositions represent a strategic shift that will have a major effect on its results of operations. As such, the results of these beauty businesses are presented as discontinued operations, including all comparative prior period information, in the Company’s financial statements. Certain costs previously allocated to the beauty business for segment reporting purposes do not qualify for classification within discontinued operations and have been reallocated to continuing operations. During the first quarter of 2021, the Company completed the sale of its Avroy Shlain business. During the fourth quarter of 2021, the Company entered into a definitive purchase agreement for the sale of its House of Fuller Mexico business; the transaction is subject to customary closing conditions and is expected to close during the first quarter of 2022. The Company is currently exploring the sale of its Nutrimetics and Nuvo businesses.

Share Repurchase Authorization

During the second quarter of 2021, the Company’s Board of Directors authorized share repurchases of up to $250 million of the Company’s outstanding shares of common stock, enhancing the Company’s capital allocation policy. During the third quarter of 2021, the Company repurchased one million shares of its outstanding common stock for a total acquisition cost of $25 million, which represented the maximum amount allowed within the limitations of the Company’s prior credit facility covenants. At the end of the fourth quarter of 2021, the Company retained authorization to repurchase up to $225 million of its outstanding common stock. Of note, the Company is no longer subject to the limitations of its prior credit facility covenants and maintains the flexibility to utilize its share repurchase authorization within the parameters specified by its new credit facility covenants.

Material Weaknesses Remediation

The Company has previously disclosed in its 10-K/A for the year ended December 26, 2020, and quarterly reports for the first, second, and third quarters of 2021, material weaknesses in internal control over financial reporting and disclosure controls and procedures at its Tupperware Mexico and Fuller Mexico locations. Management has concluded that, as a result of its remediation efforts, the material weaknesses were remediated as of December 25, 2021.

Full Year 2022 Continuing Operations Outlook

For full year 2022, the Company expects diluted adjusted earnings per share to be between $2.60 to $3.20, and operating cash flow net of investing cash flow to be between $120 million and $160 million. This assumes a tax rate in the mid to high 20% range.

Earnings Conference Call

The Company will host its fourth quarter 2021 earnings conference call today, February 23, 2022, at 8:30 a.m. ET. A link to the live webcast can be found under the Events and Presentations section of the Company’s Investor Relations page on the Company’s website at https://ir.tupperwarebrands.com. A webcast replay will be made available in the same section of the Company’s Investor Relations website later today.

About Tupperware Brands Corporation

Tupperware Brands Corporation (NYSE: TUP) is a leading global consumer products company that designs innovative, functional and environmentally responsible products that people love and trust. Founded in 1946, Tupperware’s signature container created the modern food storage category that revolutionized the way the world stores, serves and prepares food. Today, this iconic brand has more than 8,500 functional design and utility patents for solution-oriented kitchen and home products. With a purpose to nurture a better future, Tupperware products are an alternative to single-use items. The Company distributes its products into nearly 70 countries primarily through independent representatives around the world. For more information, visit Tupperwarebrands.com or follow Tupperware on Facebook, Instagram, LinkedIn and Twitter.

Forward-Looking Statements

Statements contained in this release that are not historical fact and use predictive words such as "estimates", "outlook", “guidance”, “expect”, “believe", "intend", "designed", "target", "plans", “may”, "will", “we are confident” and similar words are forward-looking statements. These forward-looking statements and related assumptions involve risks and uncertainties that could cause actual results and outcomes to differ materially from any forward-looking statements or views expressed herein. These risks and uncertainties include, but are not limited to, the following: the continuing effects of the the novel coronavirus (COVID-19) pandemic; the successful execution of the Company’s turnaround plan; the successful closing of the sale of the House of Fuller business; the sale of the Company’s Nutrimetics and Nuvo businesses; the Company’s ability to ship product to customers on a timely basis, including because of delays caused by its supply chain; the Company’s ability to sustain the same level of growth in net sales and net income that we recorded in the prior quarters; the success of the Company’s efforts to improve its profitability and liquidity position and any capital structure actions that it may take the Company's ability to comply with its financial covenants under credit agreement; cyberattacks and ransomware demands that could cause the Company to not be able to operate its systems and/or access or control its data, including private data; risks related to the ongoing SEC inquiry; the success and timing of growth and turnaround initiatives; leadership development and succession changes; impairment and other charges related to purchase accounting goodwill and restructuring actions; the risk of foreign-currency fluctuations and currency translation impacts on the Company’s business associated with these fluctuations; the Company's ability to engage in hedging transactions (including, without limitation, forwards and swaps) with financial institutions to mitigate risks relating to foreign-currency fluctuations and/or interest rate fluctuations and the possibility that such hedging transactions, even if entered into, are unsuccessful; the risk of changes in cash flow resulting from changes in foreign exchange rates and hedge settlements; uncertainties related to the interpretation of, and regulations under, changes in the U.S. tax law and tax laws and regulations in other countries; the Company’s future tax-planning initiatives; any prospective or retrospective increases in duties on the Company’s products; any adverse results of tax audits or unfavorable changes to tax laws in the Company’s various markets; risk that direct selling laws and regulations in any of the Company’s markets may be modified, interpreted or enforced in a manner that results in negative changes to the Company’s business models or negatively impacts its revenue, sales force or business, including through the interruption of recruiting and sales activities, loss of licenses, imposition of fines, or any other adverse actions or events; unpredictable economic and political conditions and events globally; the success of new product introductions and promotional programs to generate interest among the Company’s sales force and customers and generate selling activities on a sustained basis; success of business-to-business selling arrangements and their timing; success of buyers in obtaining financing or attracting tenants for commercial and residential developments; the timing and success of closing asset sales; risks related to accurately predicting, delivering or maintaining sufficient quantities of products to support planned initiatives or launch strategies; governmental approvals of materials for use in the Company’s products; continued competitive pressures for products or sales force in the Company’s markets; and other risks detailed in the Company's periodic reports as filed in accordance with the Securities Exchange Act of 1934, as amended.

The Company updates each month the impact of changes in foreign exchange rates versus the prior year, posting it on Tupperware Brands Foreign Exchange Translation Impact Update. Other than updating for changes in foreign currency exchange rates, the Company does not intend to update forward-looking information.

Non-GAAP Financial Measures

The Company utilizes non-GAAP financial measures in this release, specifically, Adjusted EBITDA from continuing operations (“Adjusted EBITDA”), Adjusted Diluted Earnings Per Share from continuing operations (“Adjusted Diluted Earnings Per Share”), Debt Covenant EBITDA, and Consolidated Net Leverage Ratio, each of which are provided to assist readers' understanding of the Company's results of operations. The Company believes Adjusted EBITDA and Adjusted Diluted Earnings Per Share are useful as they are used by management in their capital allocation decision process and in discussions with investors, analysts, and other interested parties. These measures are based on a continuing operations basis. Debt Covenant EBITDA and Consolidated Net Leverage Ratio are useful as they reflect the Company’s liquidity as required under its credit facility. These measures are based on a consolidated basis with the results of both continuing operations and discontinued operations included. These amounts exclude certain items that at times materially impact the comparability of the Company's results of operations. The adjusted information is intended to be indicative of the Company's primary operations, and to assist readers in evaluating performance and analyzing trends across periods by providing what the Company believes is a useful measure for predictive purposes. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP.

The non-GAAP financial measures include comparisons related to profit that exclude:

•gains from the sale of property, plant and equipment and other real estate related operations
•insurance settlement gains or significant charges related to casualty losses caused by significant weather events, fires or similar circumstances
•exit or disposal cost obligations related to rationalizing supply chain operations and other re-engineering activities performed to wind-down or significantly restructure businesses, including cumulative translation adjustments recognized in income upon liquidation of operations in a country, asset sales or fixed asset impairments, inventory obsolescence and other operating losses incurred in conjunction with such activities
•certain asset retirement obligations
•pension settlements
•significant discrete impacts of new tax laws upon adoption, including the impact on cumulative deferred taxes from items previously recorded as cumulative translation adjustments
•amortization of definite-lived intangible assets
•non-cash impairment charges related to the carrying value of acquired intangible assets and goodwill
•infrequent costs incurred in connection with a change in capital structure
•the impact from hyper-inflationary economies on net monetary assets and other balance sheet positions that impact near term income
•non-recurring costs associated with the turnaround plan

While these types of events can and do recur periodically, they are not part of the Company’s primary business operations and are excluded from indicated financial information due to their distinction from ongoing business operations, inherent volatility and impact on the comparability of earnings across periods, as amounts recognized in any given period are not indicative of amounts that may be recognized in any particular future period.

Additionally, the Company engages in business to business transactions, in which it sells products to a partner company. Since the level of these sales is volatile from quarter-to-quarter and year-to-year, and is largely independent of the activities of its sales force, the Company at times, in addition to disclosing reported sales, discloses “core” sales amounts and comparisons, which excludes amounts sold under business to business transactions. This illustrates sales results and trends directly associated with activities of its independent sales force. All financial information disclosed and presented includes business to business transactions unless specifically stated as “core” sales or otherwise indicated.

Also, as the impact of changes in exchange rates is an important factor in understanding period-to-period comparisons. The Company believes the presentation of results on a constant currency basis, in addition to reported results, helps improve readers' ability to understand the Company's operating results and evaluate performance in comparison with prior periods. The Company presents constant currency information that compares results between periods as if current period exchange rates had been the exchange rates in the prior period. The Company uses results on a constant currency basis as one measure to evaluate performance and generally refers to such amounts as restated or excluding the impact of foreign currency.

These core sales and constant currency results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Core sales and results on a constant currency basis may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with GAAP.

Information included with this release includes references to Adjusted EBITDA, Adjusted Diluted Earnings Per Share, and a covenant under our new credit agreement with Wells Fargo Bank, N.A.: Net Consolidated Leverage Ratio. The Company uses these measures in its capital allocation decision process and in discussions with investors, analysts and other interested parties, and therefore believes it is useful to disclose these measures. The Company's calculation of its Net Consolidated Leverage Ratio is in accordance with its credit agreement, and such calculation, as well as the Company’s calculation of Adjusted EBITDA and Adjusted Diluted Earnings Per Share, is set forth in the reconciliation from GAAP amounts in an attachment to this release; however, the reader is cautioned that other companies define these measures in different ways, and consequently they may not be comparable with similarly labeled amounts disclosed by others.

Investors: Alexis Callahan, alexiscallahan@tupperware.com, 321.588.5129
Media: Cameron Klaus, cameronklaus@tupperware.com, 407.371.9784

###

Summary Financial Statements

TUPPERWARE BRANDS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	13 weeks ended		52 weeks ended
(In millions, except per share amounts)	December 25, 2021	December 26, 2020	December 25, 2021	December 26, 2020
Net sales	$394.9	$448.3	$1,602.3	$1,557.8
Cost of products sold	154.0	142.7	534.0	504.8
Gross profit	240.9	305.6	1,068.3	1,053.0

Selling, general and administrative expense	206.7	231.8	827.2	840.4
Re-engineering charges	5.1	5.6	14.8	35.3
Gain on disposal of assets	(23.4)	(32.8)	(32.3)	(14.3)
Impairment expense	8.1	—	8.1	—
Operating income	44.4	101.0	250.5	191.6

(Gain) loss on debt extinguishment	11.8	9.6	19.9	(40.2)
Interest expense	5.5	8.1	35.2	38.6
Interest income	(0.2)	(0.5)	(1.1)	(1.5)
Other (income) expense, net	(2.5)	(1.2)	(1.7)	(12.0)
Income from continuing operations before income taxes	29.8	85.0	198.2	206.7

Provision for income taxes	10.4	57.2	42.6	95.8
Income from continuing operations	19.4	27.8	155.6	110.9

Income (loss) from discontinued operations before income taxes	(5.1)	(4.7)	3.0	5.6
Gain (loss) on held for sale assets and dispositions	13.6	—	(133.5)	—
Provision for income taxes	4.1	1.3	6.5	4.3
Income (loss) on discontinued operations	4.4	(6.0)	(137.0)	1.3

Net income	$23.8	$21.8	$18.6	$112.2

Earnings per share:
Basic earnings (loss) from continuing operations - per share	$0.40	$0.57	$3.15	$2.26
Basic earnings (loss) from discontinued operations per share	0.09	(0.12)	(2.77)	0.03
Basic earnings (loss) per share - Total	$0.49	$0.45	$0.38	$2.29

Diluted earnings (loss) from continuing operations - per share	$0.37	$0.52	$2.93	$2.12
Diluted earnings (loss) from discontinued operations - per share	0.08	(0.11)	(2.58)	0.02
Diluted earnings (loss) per share - Total	$0.45	$0.41	$0.35	$2.14

Weighted-average shares outstanding:
Basic weighted-average shares	48.9	49.2	49.4	49.1
Diluted weighted-average shares	52.3	53.6	53.0	52.3

TUPPERWARE BRANDS CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	As of
(In millions, except share amounts)	December 25, 2021	December 26, 2020
Assets
Cash and cash equivalents	$267.2	$134.1
Other current assets	381.0	412.0
Total current assets	648.2	546.1

Property, plant and equipment, net	160.9	188.7
Other assets	446.3	485.1
Total assets	$1,255.4	$1,219.9

Liabilities And Shareholders' Equity
Current debt and finance lease obligations	$8.9	$424.7
Other current liabilities	547.0	485.0
Total current liabilities	555.9	909.7

Long-term debt and finance lease obligations	700.5	258.6
Other liabilities	206.1	256.3
Total liabilities	1,462.5	1,424.6

Total shareholders' equity (deficit)	(207.1)	(204.7)

Total liabilities and shareholders' equity	$1,255.4	$1,219.9

TUPPERWARE BRANDS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	52 weeks ended
(In millions)	December 25, 2021	December 26, 2020
Operating Activities
Net cash provided by (used in) operating activities	111.4	166.6
Investing Activities
Capital expenditures	(35.1)	(27.6)
Proceeds from disposal of assets	53.3	59.1
Net cash provided by (used in) investing activities	18.2	31.5
Financing Activities
Senior notes repayment	—	(552.3)
Proceeds (repayment) previous term loan	(275.0)	275.0
Proceeds (repayment) previous revolver facility	(415.9)	131.0
Net proceeds from issuance of term loan	398.5	—
Borrowings on revolver facility	377.0	—
Repayment of revolver facility	(65.0)	—
Debt issuance costs payment	(9.9)	(20.7)
Finance lease repayments	(1.4)	(0.6)
Common stock repurchase	(25.0)	—
Cash payments of employee withholding tax for stock awards	(3.0)	(1.6)
Proceeds from exercise of stock options	0.5	0.2
Net cash provided by (used in) financing activities	(19.2)	(169.0)

Cash provided (used in) discontinued operations	23.5	(0.5)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(10.6)	(4.2)
Net change in cash, cash equivalents and restricted cash	123.3	24.4
Cash, cash equivalents and restricted cash at beginning of year	150.5	126.1
Cash, cash equivalents and restricted cash at end of period	$273.8	$150.5

Segment Information

The Company manufactures and distributes a broad portfolio of products, primarily through independent direct sales force members. Certain operating segments have been aggregated based upon consistency of economic substance, geography, products, production process, class of customers and distribution method.

						Change excluding the foreign exchange impact		Percent of total
(In millions)	13 weeks ended		Change		Foreign exchange impact			13 weeks ended
	Dec 25, 2021	Dec 26, 2020	Amount	Percent		Amount	Percent	Dec 25, 2021	Dec 26, 2020
Asia
Net sales	$117.7	$131.9	$(14.2)	(11)%	$(0.6)	$(13.6)	(10)%	30%	29%
Segment profit	$24.2	$36.3	$(12.1)	(33)%	$0.1	$(12.2)	(34)%	38%	35%
Segment profit as percent of net sales	20.6%	27.5%	N/A			N/A	N/A	N/A	N/A

Europe
Net sales	$106.5	$119.4	$(12.9)	(11)%	$(4.6)	$(8.3)	(7)%	27%	27%
Segment profit	$17.7	$32.2	$(14.5)	(45)%	$(0.9)	$(13.6)	(43)%	27%	31%
Segment profit as percent of net sales	16.6%	27.0%	N/A			N/A	N/A	N/A	N/A

North America
Net sales	$108.3	$123.1	$(14.8)	(12)%	$0.1	$(14.9)	(12)%	27%	27%
Segment profit	$9.7	$15.8	$(6.1)	(39)%	$(0.1)	$(6.0)	(38)%	15%	15%
Segment profit as percent of net sales	9.0%	12.8%	N/A			N/A	N/A	N/A	N/A

South America
Net sales	$62.4	$73.9	$(11.5)	(16)%	$(4.8)	$(6.7)	(10)%	16%	16%
Segment profit	$12.9	$18.1	$(5.2)	(29)%	$(1.1)	$(4.1)	(24)%	20%	18%
Segment profit as percent of net sales	20.7%	24.5%	N/A			N/A	N/A	N/A	N/A

Total net sales	$394.9	$448.3	$(53.4)	(12)%	$(9.9)	$(43.5)	(10)%	N/A	N/A
___________________
N/A - not applicable
pp - percentage points
+ - change greater than ±100%

						Change excluding the foreign exchange impact		Percent of total
(In millions)	52 weeks ended		Change					52 weeks ended
	Dec 25, 2021	Dec 26, 2020	Amount	Percent	Foreign exchange impact	Amount	Percent	Dec 25, 2021	Dec 26, 2020
Asia
Net sales	$461.5	$500.1	$(38.6)	(8)%	$18.6	$(57.2)	(11)%	29%	32%
Segment profit	$106.1	$120.9	$(14.8)	(12)%	$5.3	$(20.1)	(16)%	35%	41%
Segment profit as percent of net sales	23.0%	24.2%	N/A			N/A	N/A	N/A	N/A

Europe
Net sales	$433.5	$415.6	$17.9	4%	$10.1	$7.8	2%	27%	27%
Segment profit	$83.0	$73.0	$10.0	14%	$0.5	$9.5	13%	27%	24%
Segment profit as percent of net sales	19.1%	17.6%	N/A			N/A	N/A	N/A	N/A

North America
Net sales	$451.2	$412.5	$38.7	9%	$11.7	$27.0	6%	28%	26%
Segment profit	$55.2	$58.4	$(3.2)	(5)%	$2.6	$(5.8)	(9)%	18%	20%
Segment profit as percent of net sales	12.2%	14.2%	N/A			N/A	N/A	N/A	N/A

South America
Net sales	$256.1	$229.6	$26.5	12%	$(15.8)	$42.3	20%	16%	15%
Segment profit	$61.7	$45.8	$15.9	35%	$(2.2)	$18.1	41%	20%	15%
Segment profit as percent of net sales	24.1%	19.9%	N/A			N/A	N/A	N/A	N/A

Total net sales	$1,602.3	$1,557.8	$44.5	3%	$24.6	$19.9	1%	N/A	N/A
____________________
N/A - not applicable
pp - percentage points
+ - change greater than ±100%

Sales Force Statistics

Sales force statistics shown below are collected by the Company and, in some cases, provided by distributors and sales force. Active sales force is defined as the average number of sellers ordering in each cycle over the course of the quarter. Constant currency changes, or changes excluding foreign exchange impact, are measured by comparing current year results with those of the prior year, translated at the current year's foreign exchange rates.

	Net Sales		Active Sales Force
	Fourth Quarter 2021 versus Fourth Quarter 2020		13 weeks ended
			December 25, 2021	December 26, 2020
Segments	Change %	Change excluding foreign exchange impact %	Count	Count	Change %
Asia Pacific	(11)%	(10)%	83,211	106,536	(22)%
Europe	(11)%	(7)%	90,500	97,329	(7)%
North America	(12)%	(12)%	231,627	203,016	14%
South America	(16)%	(10)%	147,965	126,891	17%
Total	(12)%	(10)%	553,303	533,772	4%

GAAP to Non-GAAP Financial Measures Reconciliation

GAAP to non-GAAP Earnings Per Share Reconciliation

	13 weeks ended		52 weeks ended
(In millions, except per share amounts)	December 25, 2021	December 26, 2020	December 25, 2021	December 26, 2020
Income from continuing operations	$19.4	$27.8	$155.6	$110.9

Re-engineering charges	5.1	5.6	14.8	35.3
(Gain) loss on debt extinguishment	11.8	9.6	19.9	(40.2)
Gain on disposal of assets	(23.4)	(32.8)	(32.3)	(14.3)
Impairment expense	8.1	—	8.1	—
Exit costs and other	2.5	5.8	9.0	9.6
Consulting	0.3	—	1.5	14.7
Pensions	(0.5)	(0.8)	(0.1)	0.4
Litigation settlement costs	(0.1)	—	1.1	—
Adjustments before income taxes	3.8	(12.6)	22.0	5.5
Provision for income taxes	3.1	3.4	5.6	3.6
Net adjustments	$0.7	$(16.0)	$16.4	$1.9

Adjusted income from continuing operations	20.1	11.8	172.0	112.8

Basic weighted-average shares	48.9	49.2	49.4	49.1
Diluted weighted-average shares	52.3	53.6	53.0	52.3

Adjusted basic earnings (loss) per share from continuing operations	$0.41	$0.24	$3.48	$2.30
Adjusted diluted earnings (loss) per share from continuing operations	$0.38	$0.22	$3.25	$2.15

Net Income to EBITDA Reconciliation,
Net Income to Debt Covenant EBITDA Reconciliation and Total Debt to Debt Covenant EBITDA Ratio (1)

	52 weeks ended	13 weeks ended				52 weeks ended
(In millions)	December 25, 2021	December 25, 2021	September 25, 2021	June 26, 2021	March 27, 2021	December 26, 2020
Income from continuing operations	155.6	$19.4	$60.4	$31.8	$44.0	$110.9

Add:
Interest expense	35.2	5.5	8.2	9.7	11.8	38.6
Provision for income taxes	42.6	10.4	(12.4)	24.0	20.6	95.8
Depreciation and amortization	39.7	10.5	9.6	9.8	9.8	41.0
EBITDA - from continuing operations	273.1	45.8	65.8	75.3	86.2	286.3

Add:
Non-cash impairment charges or asset write-offs	8.1	8.1	—	—	—	32.6
Other adjustments per Credit Agreement	14.1	3.8	3.4	3.8	3.1	8.9

Other non-cash extraordinary, unusual or non-recurring (gains) losses	41.5	19.9	3.2	12.0	6.4	12.9

Subtract:
Cash paid for re-engineering charges	(20.5)	(2.5)	(4.7)	(8.1)	(5.2)	(65.3)
Extraordinary, unusual or non-recurring (gains)/losses	(32.3)	(23.4)	(1.7)	0.5	(7.7)	(46.9)

Net Income (loss) from discontinued operations	$(137.0)	$4.4	$(146.5)	$3.8	$1.3	$1.3

Add:
Provision for income taxes	$6.5	$4.1	$2.7	$(0.4)	$0.1	$4.3
Depreciation and amortization	$2.6	$—	$0.8	$0.9	$0.9	$3.7
EBITDA - discontinued operations	$(127.9)	$8.5	$(143.0)	$4.3	$2.3	$9.3

Subtract:
Gain (loss) on disposal of assets	$(133.5)	$13.6	$(148.1)	$—	$1.0	$(0.3)
Proforma material disposition	$—	$—	$—	$—	$—	$(3.2)

Debt covenant EBITDA	$289.6	$46.6	$71.1	$87.8	$84.1	$234.9

Total debt	$712.3
Unrestricted cash and cash equivalents	$(100.0)
Consolidated total debt less unrestricted cash and cash equivalents	$612.3

Consolidated Leverage Ratio (Net Funded Indebtedness)	2.11

(1)Amounts and calculations are based on the definitions and provisions of the Company's Credit Agreement dated November 23, 2021 and, where applicable, are based on the trailing four quarter amounts. “Consolidated Leverage Ratio” is calculated as defined in the Credit Agreement.

Net Income to Adjusted Net Income Reconciliation and
Net Income to Adjusted EBITDA Reconciliation

	52 weeks ended		13 weeks ended
(In millions)	December 25, 2021	December 26, 2020	December 25, 2021	December 26, 2020
Income from continuing operations	$155.6	$110.9	$19.4	$27.8

Subtract:
GAAP to non-GAAP adjustments	16.4	1.9	0.7	(16.0)
Adjusted income from continuing operations	172.0	112.8	20.1	11.8

Add:
Interest expense	35.2	38.6	5.5	8.1
Adjusted provision for income taxes	42.6	95.8	10.4	57.2
Depreciation and amortization	39.7	41.0	10.5	9.9
Adjusted EBITDA from continuing operations	$289.5	$288.2	$46.5	$87.0